Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-________) and related Prospectus of Highwoods/Forsyth Limited Partnership for the registration of $5,000,000 of debt securities. We also consent to the incorporation by reference therein of our reports (a) dated February 20, 1998, with respect to the financial statements and schedule of Highwoods/Forsyth Limited Partnership included in its Annual Report (Form 10-K) for the year ended December 31, 1997, (b) dated January 24, 1997 and January 25, 1997 with respect to the Combined Statements of Revenues and Certain Expenses of Century Center and Anderson Properties, respectively, included in Highwoods/Forsyth Limited Partnership's Current Report on Form 8-K dated January 9, 1997 (as amended on Form 8-K/A dated February 7, 1997 and March 10, 1997) and February 12, 1997 and (c) dated January 16, 1998 with respect to the Combined Statements of Revenues and Certain Expenses of Shelton Properties and Riparius Properties and the Statement of Revenues and Certain Expenses of Winners Circle for the year ended December 31, 1996 included in the Current Report on Form 8-K of Highwoods/Forsyth Limited Partnership dated November 17, 1997, respectively, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP

/s/ Ernst & Young LLP

Raleigh, North Carolina
April 15, 1998